Exhibit 5.1

December 4, 2017

Axsome Therapeutics, Inc.

25 Broadway, 9th Floor

New York, New York 10004

RE: Axsome Therapeutics, Inc. Registration Statement on Form S-3 (File No. 333-214859)

Ladies and Gentlemen:

We have acted as counsel to Axsome Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (File No. 333-214859) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of: (i) 1,783,587 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), all of which are to be sold pursuant to the Securities Purchase Agreement among the Company and the purchasers identified on the signature pages thereto (the “Purchase Agreement”); (ii) warrants to purchase up to 1,783,587 of shares of Common Stock evidenced by Warrants in the form filed by the Company as Exhibit 4.1 to its Current Report on Form 8-K on December 1, 2017 (the “Warrants”); (iii) 1,783,587 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”); (iv) warrants to purchase up to 107,016 shares of Common Stock in substantially the same form as the Warrants (the “Wainwright Warrants”) pursuant to the Engagement Letter between the Company and H.C. Wainwright & Co., LLC (the “Engagement Letter”); and (v) 107,016 shares of Common Stock issuable upon exercise of the Wainwright Warrants (the “Wainwright Warrant Shares”), as set forth in the base prospectus, dated December 16, 2016 (as amended, the “Base Prospectus”), which forms a part of the Registration Statement, as supplemented by the prospectus supplement, dated November 30, 2017 (together with the Base Prospectus, the “Prospectus”), filed with the SEC pursuant to Rule 424(b) under the Act. The Shares, Warrants, Warrant Shares, Wainwright Warrants and Wainwright Warrant Shares are collectively referred to as the “Securities.”

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus, the Purchase Agreement and the Engagement Letter (together, the “Transaction Documents”), and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Securities have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Transaction Documents, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP